RONALD R. CHADWICK, P.C.

Certified Public Accountant

2851 South Parker Road, Suite 720

Aurora, Colorado  80014

Telephone (303)306-1967

Fax (303)306-1944

May 5, 2010

Office of the Chief Accountant

Securities and Exchange Commission

Mail Stop 9-5

450 Fifth Street, N.W.

Washington, D.C.  20549

Re: China Green Creative, Inc.

On October 20, 2010 my appointment as auditor for China Green Creative, Inc. ceased. I have read China Green Creative, Inc.’s statements included under Item 4.01 of its Form 8-K/A dated May 5, 2010 and agree with such statements, insofar as they apply to me.

Please be advised that I was not requested to, nor did I review the Company’s September 30, 2009 10-Q financial statements filed with the SEC on November 20, 2009.

Very truly yours,

/s/Ronald R. Chadwick, P.C.

Ronald R. Chadwick, P.C.

Certified Public Accountant